Exhibit 99.1
Gray
Television, Inc.

NEWS RELEASE
Gray Reports Operating Results
For the Three Month Period Ended March 31, 2010
Atlanta, Georgia — May 10, 2010. . . Gray Television, Inc. (“we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three month period (“first quarter”) ended March 31, 2010 as compared to the three month period ended March 31, 2009.
Highlights:
For the three month period ended March 31, 2010, our total net revenue and broadcast expenses were as follows:

	Three Months Ended March 31,
	2010	2009	% Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$70,482	$61,354	15%
Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast expense	$47,567	$45,654	4%
Corporate and administrative expense	$2,922	$4,046	(28)%
     While we continue to operate our business in a challenging environment, our operating results from the first quarter of 2010 exceeded our initial forecasts. We experienced improvements in our core local and national advertising revenue as well as other major revenue categories in the first quarter of 2010 compared to the first quarter of 2009. We believe we are well positioned to benefit from expected increases in political advertising in 2010. While our revenues have increased, we continue to focus on controlling our operating costs.
     During 2010, we have also taken a number of actions designed to further strengthen our balance sheet. On March 31, 2010, we amended our senior credit facility. This amendment modified our leverage ratio covenant and certain other terms of our senior credit facility and allowed for additional financial and covenant flexibility. In order to obtain this amendment, we incurred loan issuance costs of approximately $4.4 million, including legal and professional fees. These fees were funded from our existing cash balances. As a result of this amendment, we recorded a loss from early extinguishment of debt of $0.3 million. We were in compliance with all financial covenants as of March 31, 2010.
     On April 29, 2010, we issued $365.0 million of second lien notes due 2015 (the “Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933. We used the net proceeds from the issuance of the Notes to, among other things, repay $300.0 million in principal outstanding under our senior credit facility. With the completion of these transactions, and under the terms of the recently amended senior credit facility, we were able to reduce the total cost of borrowings under our senior credit facility from an effective interest rate of LIBOR plus 8.50% to an effective rate of LIBOR plus 4.25% as of April 29, 2010, achieve additional financial and covenant flexibility, and eliminate certain fees thereunder.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

     Also on April 29, 2010, we repurchased approximately $60.7 million in face amount of our Series D perpetual preferred stock, and $14.9 million in accrued dividends thereon, in exchange for $50.0 million in cash, using net proceeds from the offering of Notes, and the issuance of 8.5 million shares of our common stock. As a result of that exchange, we reduced the liquidation amount of our outstanding Series D perpetual preferred stock to $39.3 million, and reduced the accrued dividends thereon to $9.6 million, as of April 29, 2010.
     Comments on Results of Operations for the Three Month Period Ended March 31, 2010:
Revenues.
     Total revenues increased $9.1 million, or 15%, to $70.5 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 reflecting increased local, national, internet and political advertising revenue, retransmission revenue and other revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenues increased due to increased advertising from political candidates and special interest groups. Net advertising revenue associated with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated stations approximated $860,000 which was an increase from our approximate $750,000 of Super Bowl revenues earned in 2009 on our ten NBC-affiliated stations. In addition, the 2010 three month period benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated stations. There was no corresponding broadcast of Olympic Games during the three months ended March 31, 2009. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those of the three months ended March 31, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc.
The principal components of our revenue were as follows:
Local advertising revenue increased $4.2 million, or 11%, to $43.5 million.
National advertising revenue increased $1.1 million, or 8%, to $14.0 million.
Internet advertising revenue increased $0.5 million, or 20%, to $3.1 million.
Political advertising revenue increased $1.8 million, or 176%, to $2.8 million.
Retransmission advertising revenue increased $1.0 million, or 27%, to $4.6 million.
Production and other revenue increased $0.1 million, or 5%, to $1.9 million.
Consulting revenue from our agreement with Young Broadcasting, Inc. was $0.6 million in the first quarter of 2010.
     Advertising from the automotive sector improved significantly, increasing by 43% in the first quarter of 2010 when compared to the three months ended March 31, 2009. Other categories demonstrating significant improvement in advertising revenues during the first quarter of 2010 compared to the three months ended March 31, 2009 were: supermarkets, increasing 27%; financial and insurance services, increasing 23%; medical services, increasing 16%; and legal services, increasing 15%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $1.9 million, or 4%, to $47.6 million. This increase was due primarily to increases in compensation expense of $1.4 million and non-compensation expense of $0.5 million. Compensation expense increased primarily due to increases in sales incentive compensation of $0.7 million due to the increase in net advertising revenue discussed above and an increase in pension expense of $0.3 million. As of March 31, 2010 and 2009, we employed 2,172 and 2,218 full and part-time employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the total number of employees in our broadcast operations by 253 persons, a decrease of 10.4%. Non-compensation related expenses increased primarily due to an increase in sales related costs of $0.5 million, which were attributable to the increased net advertising revenue discussed

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2010	Page 2 of 9

above. The increase in sales related costs were partially offset by a decrease in electricity expenses due to the discontinuance of our analog broadcasts.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $1.1 million, or 28%, to $2.9 million due primarily to decreased compensation and legal expenses. Compensation expense decreased due to a decrease in relocation expenses of $0.4 million and non-cash stock-based compensation of $0.2 million. We incurred expenses related to the relocation of several general managers during the three months ended March 31, 2009 due to routine personnel changes. We did not have similar expenses in the three months ended March 31, 2010. We recorded non-cash stock-based compensation expense during the three month periods ended March 31, 2010 and 2009 of $155,000 and $353,000, respectively. We incurred higher legal fees during the three months ended March 31, 2009 due to our renegotiation of many of our retransmission consent contracts. These negotiations were largely completed in 2009 and, as a result, our legal fees decreased $0.3 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.
Internet Initiatives:
     We are currently operating web, mobile and desktop applications in all of our markets. We have focused on expanding the applicable local content on our websites to drive increased traffic. Our website page view data for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 is as follows:
Gray Websites — Data

	Three Months Ended March 31,
			%
	2010	2009	Change
	(in millions)
Advertising impressions generated	649	601	8%
Mobile page views	31	19	63%
Total page views (including mobile page views)	230	186	24%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”
     We anticipate our direct internet revenue will grow at a faster pace in the future relative to our internet-related commercial time sales.

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Earnings Release for the three month period ended March 31, 2010	Page 3 of 9

Other Financial Data:

	As of
	March 31,	December 31,
	2010	2009
	(in thousands)
Cash	$13,664	$16,000
Long-term debt, including current portion	789,789	791,809
Long-term accrued facility fee	24,245	18,307
Preferred stock(1)	93,687	93,386
Borrowing availability under our senior credit facility	40,000	31,681

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Net cash provided by (used in) operating activities	$6,986	$(1,296)
Net cash used in investing activities	(3,185)	(5,469)
Net cash used in financing activities	(6,137)	(9,027)

Net decrease in cash	$(2,336)	$(15,792)

(1)	As of March 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.3 million and $23.2 million, respectively. As of December 31, 2009, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.6 million and $18.9 million, respectively.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2010	Page 4 of 9

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended March 31,
			%
	2010	2009	Change
Revenues (less agency commissions)	$70,482	$61,354	15%
Operating expenses:
Operating expenses before depreciation, amortization and gain on disposal of assets, net:	47,567	45,654	4%
Corporate and administrative	2,922	4,046	(28)%
Depreciation	7,975	8,261	(3)%
Amortization of intangible assets	122	149	(18)%
Gain on disposals of assets, net	(44)	(1,522)	(97)%

	58,542	56,588	3%

Operating income	11,940	4,766	151%
Other income (expense):
Miscellaneous income, net	39	12	225%
Interest expense	(19,611)	(10,113)	94%
Loss from early extinguishment of debt	(349)	(8,352)	(96)%

Loss before income tax benefit	(7,981)	(13,687)	(42)%
Income tax benefit	(3,238)	(4,767)	(32)%

Net loss	(4,743)	(8,920)	(47)%
Preferred dividends (including accretion of issuance cost of $301 and $301, respectively)	4,551	4,051	12%

Net loss available to common stockholders	$(9,294)	$(12,971)	(28)%

Basic and diluted per share information:
Net loss available to common stockholders	$(0.19)	$(0.27)	(30)%

Weighted-average shares outstanding	48,565	48,489	0%

Political revenue (less agency commission)	$2,783	$1,009	176%

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2010	Page 5 of 9

Guidance for the Three Months Ending June 30, 2010 (the “Second Quarter of 2010”)
     We currently anticipate that our broadcasting results of operations for the three month period ending June 30, 2010 will approximate the ranges presented in the table below.

	Three Months Ended June 30,
	2010	% Change	2010	% Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2009	Range	2009	2009
	(dollars in thousands)

OPERATING REVENUES:
Revenues (less agency commissions)	$73,000	12%	$74,000	14%	$65,057

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$47,500	5%	$48,000	6%	$45,167
Corporate and administrative	$3,200	(11)%	$3,500	(3)%	$3,592

Other selected data:
Political advertising revenues (less agency commissions)	$5,000	431%	$5,500	484%	$942
Comments on Guidance:
Net Revenue.
     Based on our current forecast, we currently believe our second quarter of 2010 local revenue, excluding political revenue, will increase from the three months ended June 30, 2009 (the “second quarter of 2009”) by approximately 6%. We currently believe our second quarter of 2010 national revenue, excluding political revenue, will increase from the second quarter of 2009 by approximately 6%.
     We anticipate our second quarter of 2010 internet revenue will increase from the second quarter of 2009 by approximately 16%.
     We anticipate our second quarter of 2010 political advertising revenue will increase to approximately $5.5 million.
     We anticipate that our retransmission consent revenues during the second quarter of 2010 will increase approximately $0.5 million, to a total of approximately $4.4 million, reflecting the successful retransmission negotiations concluded in 2009 and 2010.
     We estimate our consulting revenue will increase to $0.6 million for the second quarter of 2010.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in broadcast operating expense for the second quarter 2010 compared to the second quarter of 2009 is due primarily to modest anticipated increases in base compensation expense, commissions associated with higher anticipated revenue and increased pension expense.
Corporate and Administrative Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated decrease in corporate expense for the second quarter of 2010 compared to the second quarter of 2009 is due primarily to an expected decrease in non-cash stock-based compensation and legal expenses.

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Earnings Release for the three month period ended March 31, 2010	Page 6 of 9

Net Revenue by Category:
     The table below presents our net revenue by type for the three month periods ended March 31, 2010 and 2009, respectively (dollars in thousands):

	Three Months Ended March 31,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$43,511	61.7%	$39,286	64.0%
National	13,951	19.8%	12,875	21.0%
Internet	3,072	4.4%	2,564	4.2%
Political	2,783	3.9%	1,009	1.6%
Retransmission consent	4,639	6.6%	3,640	5.9%
Production and other	1,932	2.7%	1,842	3.0%
Network compensation	44	0.1%	138	0.3%
Consulting revenue	550	0.8%	—	0.0%

Total	$70,482	100.0%	$61,354	100.0%

     The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
     Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 10, 2010. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-877-741-4241 and the confirmation code is 7649421. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 7649421 until June 9, 2010.

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Reconciliation:
Reconciliation of net loss to the non-GAAP terms:

	Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Net loss	$(4,743)	$(8,920)
Adjustments to reconcile from net loss to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	7,975	8,261
Amortization of intangible assets	122	149
Non-cash stock-based compensation	155	353
Gain on disposals of assets, net	(44)	(1,522)
Miscellaneous (income) expense, net	(39)	(12)
Interest expense	19,611	10,113
Loss on early extinguishment of debt	349	8,352
Income tax benefit	(3,238)	(4,767)
Amortization of program broadcast rights	3,853	3,770
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	(41)
Network compensation revenue recognized	(44)	(138)
Network compensation per network affiliation agreement	(16)	30
Payments for program broadcast rights	(3,875)	(3,856)

Broadcast Cash Flow Less Cash Corporate Expenses	20,073	11,772
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	2,767	3,693

Broadcast Cash Flow	$22,840	$15,465

Non-GAAP Terms
     This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss and cash flows reported in accordance with GAAP.

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The Company
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 4 FOX, 7 CW, 18 MyNetworkTV, 2 Universal Sports Network affiliates and 7 local news/weather channels in certain of its existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2010 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release and its attachments is as of May 10, 2010. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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